INDEPENDENT AUDITORS' CONSENT                                      EXHIBIT 23.1


We consent to the use in this Registration Statement of Del Global Technologies Corp. (formerly Del Electronics Corp.) on Form S-2 of our report dated October 23, 1995, included and incorporated by reference in the Annual Report on Form 10-K, as amended, of Del Global Technologies Corp. for the year ended July 29, 1995, and to the use of our report dated October 23, 1995, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Selected Financial Data" and "Experts" in such Prospectus.



S/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP


New York, New York
April 30, 1996